EXHIBIT 99.1

Starco Brands (STCB) and Global Artist Cardi B Launch Whipshots™, a Game-Changing, Vodka-Infused Whipped Cream

The One-of-a-Kind Spirits Product Launches Nationwide Today in Three Flavors

Santa Monica, CA (December 1, 2021) — Today, Starco Brands and global artist Cardi B officially launch Whipshots™, a vodka-infused whipped cream that adds a playful shot of sophistication to any drink, dessert or party. The cutting-edge and highly anticipated spirits product is now available for consumers to purchase online nationwide at www.whipshots.com.

Whipshots combines luxury and indulgence with unmatched flavor to create a boozy whipped cream that is unlike any other spirit on the market. A luscious addition to any cocktail or event, Whipshots has 10% Alc./Vol, does not require refrigeration, and is initially available in three delicious flavors: vanilla, caramel and mocha.

“At Starco Brands we pride ourselves on only commercializing products and technologies that are truly behavior changing,” says Ross Sklar, CEO of Starco Brands. “Whipshots is one of the most innovative products to ever hit the spirits vertical. This combines delectable flavors, cutting edge creative direction and a world class celebrity and influencer strategy. We are honored and thrilled to be shaking up the spirits world, and cannot wait for everyone to experience this party in a can.”

Every day throughout December, Whipshots will be dropping 500 cans for purchase through our official Whip Drop. This release program will allow fans to snag their very own can of Cardi exclusively on Whipshots.com, powered by the Spirits Network.

Leading the team in creative direction, cultural icon and established entrepreneur Cardi B is excited to be joining forces with the Starco Brands team as a partner of Whipshots. Together with Starco Brands CEO Ross Sklar and Chief Mixology Officer Rob Floyd, Cardi brings her unique sense of positioning, playfulness and entrepreneurial expertise to Whipshots™ to disrupt a spirits marketplace that is currently dominated by conventional ideas.

“Whipshots is over the top, sexy and unique – kind of like me. It’s going to be a party in every can,” explains Cardi B. “No matter where you are, you can party like Cardi, and I’m so excited to finally be able to share this one-of-a-kind product with all of you.”

In partnership with world-class alcohol distributor RNDC, Whipshots is available online nationwide and will appear on shelves across the U.S. next year. Whipshots is introducing the three flavors in three sizes – 50 mL (mini’s), 200 mL regular size and 375 mL bottle service size.

Starco Brands is a disruptive and scaling company that prides itself on only tackling products and technologies that are truly behavior-changing. Starco Brands packs a powerful punch by offering high-end products in novel ways. Cardi B is known for her unique innovative style and staying true to her own brand. With Whipshots, two disruptors have joined forces to shake up the spirits channel. Whipshots is the perfect addition to any dessert, and it can be used in creative cocktails or used to top off drinks for an extra kick.

LA-based creative agency Woo was tapped by Whipshots as its AOR during the initial stages of development to help build the brand identity and all campaign elements.  Everything from positioning and packaging, to the brand’s website and integrated launch campaign breaking today, were handled by the agency. R&CPMK is agency of record for Whipshots’ PR and experiential activation, and has been instrumental in bringing the brand to life for consumers.

Follow @whip_shots and visit Whipshots.com to join the Whip Drop.

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About Whipshots

Developed by Starco Brands, Whipshots is a first-of-its-kind alcoholic whipped cream that is a party in a can and will launch in December 2021 with Partner Cardi B. Whipshots is a playful shot of sophistication that will indulge your curiosity and senses. The boozy whipped cream does not require refrigeration, and can ultimately be found next to other spirits at retail locations and behind the bar. Follow Whipshots @whip_shots and visit whipshots.com for more information..

About Starco Brands

Starco Brands (STCB) is an innovative branded consumer packaged goods company focused on technological innovation that changes the current landscape for the better. Starco Brands invents cutting-edge brands that change our behavior. Starco Brands is a public company for the public and develops products across a variety of categories including: Household Cleaning, Personal Care, OTC, Food, Beverage & Spirits and DIY Hardware. For more information about Starco Brands, please visit www.starcobrands.com.

MEDIA CONTACT:

Whipshots from Starco Brands x Cardi B Inquiries

Ariel Moses l Rogers & Cowan PMK

Whipshots@rogersandcowanpmk.com

Non-Whipshots Related Cardi B Inquiries:

Vanessa Anderson

anderson@amprgroup.com